Exhibit 3.3

ARTICLES OF AMENDMENT
TO

ARTICLES OF INCORPORATION
OF

MVB FINANCIAL CORP.

Pursuant to Section 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is MVB Financial Corp.

SECOND: The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation.

THIRD: The date of the adoption was May 17, 2005.

FOURTH: The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation in the manner prescribed by law:

Article VII of the Articles of Incorporation shall be amended to add the following sections:

H.            Vote Required for Certain Business Combinations

1.            Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section I of this Article VII:

(a)          any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder; or

(b)          any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $100,000 or more; or

(c)          the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $100,000 or more; or

(d)          the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(e)          any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder, shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote (the “Voting Stock”), voting together as a single class. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

2.          Definition of “Business Combination.” The term “Business Combination” as used in this Article VII shall mean any transaction which is referred to in any one or more of clauses (a) through (e) of paragraph 1 of this Section V.H.

I.	When Higher Vote is Not Required

The provisions of Section V.H of this Article VII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs 1 and 2 are met:

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1.           Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

2.           Price and Procedure Requirements. All of the following conditions shall have been met:

(a)          the aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(i)          (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(ii)         the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article VI as the “Determination Date”), whichever is higher.

(b)          The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph 2(b) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock);

(i)          (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or

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(2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(ii)           (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(iii)          the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(c)          The Consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraphs 2(a) and 2(b) of this Section VII.I shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

Article X of the Articles of Incorporation shall be amended to add Sections X.1 and X.2, as follows:

X.1	Board of Directors

(a)          Number, Election and Terms. The number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2006, another class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2007, and another class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2008, with each class to hold office until its successor is elected and qualified. At each Annual Meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to

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hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.

(b)          Stockholder Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the Bylaws of the Corporation.

(c)          Newly Created Directorships and Vacancies. Newly created Directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence to fill a vacancy resulting from death, resignation, disqualification, removal or other cause and Directors elected in accordance with the preceding sentence by reason of an increase in the number of Directors shall hold office only until the next election of Directors by the shareholders and until such Director’s successor shall have been elected and qualified. No decrease in number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d)          Removal. Any Director may be removed from office, with or without cause, and only by the affirmative vote of the holders of 75% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

(e)          Amendment, Repeal, Etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all shares of the Corporation entitled to vote generally to the election of Directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article X.

X.2	Bylaw Amendments

The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Corporation adopted by the stockholders shall otherwise provide). Any Bylaws made by the Directors under the powers conferred hereby may be altered, amended or repealed by

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the Directors or by the stockholders. Notwithstanding the foregoing and anything contained in these Articles of Incorporation to the contrary, Article III, Sections 2, 9 and 13, and Article XII, of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 75% of the voting power of all the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Notwithstanding anything contained in these Articles of Incorporation to the contrary, except as otherwise provided by law for separate class votes, the affirmative vote of the holders of at least 75% of the voting power of all the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article X.2.

FIFTH: Signature of person executing document:

/s/ James R. Martin	President
Signature	Capacity in which he/she is signing

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